UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 16, 2006

UNIFI, INC.

(Exact name of registrant as specified in its charter)

NEW YORK	1-10542	11-2165495
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7201 West Friendly Avenue

Greensboro, North Carolina 27410

(Address of principal executive offices)

(336) 294-4410

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Supplemental Indenture

On May 16, 2006, Unifi, Inc. (the “Company”) and Wachovia Bank, N.A. (“Wachovia”) entered into a supplemental indenture (the “Supplemental Indenture”) to the Indenture dated as of February 5, 1998, as supplemented by the resolutions of the Board of Directors of the Company dated February 5, 1998 and the consent to action with a meeting of the Executive Committee of the Board of Directors of the Company dated March 30, 1998 (as supplemented, the “Indenture”), relating to the Company’s outstanding 6 1/2% Notes due 2008 (the “Notes”).

The Supplemental Indenture was entered into in connection with the Company’s previously announced tender offer and consent solicitation with respect to the Notes, which was commenced on April 28, 2006 (the “Offer”). The Supplemental Indenture amends the Indenture to eliminate substantially all of the restrictive covenants and certain of the event of default provisions of the Indenture and to modify the procedures and restrictions related to defeasance of the Notes. The Supplemental Indenture is effective, but will become operative only when the Notes that were validly tendered and not withdrawn are first accepted for purchase by the Company pursuant to the terms of the Offer.

The Offer is currently scheduled to expire on May 26, 2006.

Purchase Agreement

On May 17, 2006, the Company and each of the direct and indirect domestic subsidiaries of the Company (collectively, the “Guarantors”), entered into a Purchase Agreement (the “Purchase Agreement”) with Lehman Brothers Inc. and Banc of America Securities LLC (together, the “Initial Purchasers”) relating to the offering by the Company of $190.0 million in aggregate principal amount of its 11 1/2% Senior Secured Notes due 2014 (the “Notes”). The sale of the New Notes is expected to closed on May 26, 2006. The Purchase Agreement contains representations and warranties and conditions precedent that are customary for transactions of this type. In the Purchase Agreement, the Company and the Guarantors have agreed to indemnify the Initial Purchasers against liabilities arising from the transactions under the Purchase Agreement, including liabilities arising under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIFI, INC.

By:	/s/ Charles F. McCoy
Name:	Charles F. McCoy
Vice President, Secretary
and General Counsel

Dated: May 22, 2006